                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Littelfuse, Inc. of our reports dated March 11, 2005, with respect to the consolidated financial statements of Littelfuse, Inc., Littelfuse, Inc.'s management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Littelfuse, Inc., included in the 2004 Annual Report to Shareholders of Littelfuse, Inc.

Our audits also included the financial statement schedule of Littelfuse, Inc. listed in Item 15(a). This schedule is the responsibility of Littelfuse, Inc.'s management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-55942, 33-64442, 33-95020, 333-03260 and 333-64285) of
Littelfuse, Inc. of our reports dated March 11, 2005, with respect to the consolidated financial statements and schedule of Littelfuse, Inc., Littelfuse, Inc.'s management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Littelfuse, Inc., incorporated by reference in the preceding paragraph with respect to the financial statement schedule in this Annual Report (Form 10-K) for the year ended January 1, 2005.

Chicago, Illinois
March 16, 2005                                          /s/ Ernst & Young LLP